Exhibit 4.1

                              FIRST ECOM.COM, INC.

                         2001 STOCK OPTION/ WARRANT PLAN


1.    PURPOSE OF PLAN

      The purpose of this 2001 Stock Option Plan (the "Plan") is to assist First Ecom.com, Inc. (the "Company") and any subsidiaries established from time to time (together with the Company, the "Companies") in encouraging the continued employment or service of officers, key employees, consultants and directors by offering them a greater stake in the Companies' success and a closer identity with the Companies, and to aid in attracting individuals whose employment or services would be helpful to the Companies and would contribute to their success.

2.    DEFINITIONS

      (a)   "Board" means the board of directors of the Company.

      (b)   "Committee" means the committee described in Paragraph 5.

      (c)   "Date of Grant" means the date on which an Option is granted.

      (d) "Exercise Price" means the price per Share that an Optionee must pay in order to exercise an Option.

      (e) "Option" means any right granted under the Plan as described in Paragraph 3.

      (f)   "Option Agreement" shall have the meaning set forth in Paragraph 7.

      (g) Optionee" means a person to whom an Option has been granted under the Plan, which Option has not been exercised and has not expired or terminated.

      (h)   "Shares" means shares of Common Stock of the Company.

      (i) "Value" means on any given date, the closing price of the Shares as reported by NASDAQ, or if listed on a national exchange, the closing price of the Shares on such exchange on such date, or, if not so reported or listed, the fair market value of the Shares as determined by the Company in good faith.

3.    RIGHTS TO BE GRANTED

      Rights that may be granted under the Plan are Options or Warrants to purchase Shares, which give the Optionee the right for a specified time period to purchase a specified number of Shares at a specified Exercise Price.

4.    STOCK SUBJECT TO PLAN

      The maximum number of Shares that may be issued upon exercise of Options granted under the Plan is Three Million (3,000,000) Shares, subject to adjustment pursuant to the provisions of Paragraph 9. If an Option terminates without having been exercised in whole or part, other Options may be granted covering the Shares as to which the Option was not exercised.


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5.    ADMINISTRATION OF PLAN

      The grant of Options under this Plan shall be approved by the Board or a committee designated by the Board for such purpose(the "Committee"), to be composed solely of two or more Non-Employee Directors (as that term is defined in Rule 16b-3 under the Securities Exchange Act of 1934, as amended (the "Rule")) who shall be appointed by and serve on such Committee at the pleasure of the Board of Directors. Any determination regarding the terms of such Options or any other determination regarding such Options shall be made by the Board or the Committee.

6.    GRANTING OF OPTIONS

      Subject to Section 7 hereof, the Company may, from time to time, designate: the officers, key employees, consultants and/or directors of any of the Companies to whom Options are be granted; the number of Shares covered by an Option; the relevant Exercise Price of an Option; the vesting provisions of an Option; and the term of an Option.

7.    OPTIONS AGREEMENTS AND TERMS

      Each Option shall be evidenced by an option agreement that shall be executed on behalf of the Company ("Option Agreement"). The terms of each Option Agreement shall be consistent with the following:

      (a) Exercise Price. The Exercise Price per Share shall not be less than the Value of a Share on the Date of Grant.

      (b) Restriction on Transferability. Unless otherwise provided in the Option Agreement, (i) no Option granted hereunder shall be pledged, hypothecated, charged, transferred, assigned or otherwise encumbered or disposed of by the Optionee, whether voluntarily or by operation of law, otherwise than by will or the laws of descent and distribution, and any attempt to do so will cause such Option to be null and void, and (ii) during the lifetime of the Optionee, an Option shall be exercisable only by him or her and upon the death of an Optionee, the person to whom the rights shall have passed by will or by the laws of descent and distribution may exercise any Option in accordance with the provisions of Paragraph 7(e).

      (c) Payment; Cashless Exercise. Unless the Optionee elects the cashless exercise of an Option, full payment for Shares purchased upon the exercise of an Option shall be made in cash or by certified check, cashier's check or personal check. Any Option granted pursuant to this Plan may at the election of the Optionee at the time of exercise be exercised in a cashless transaction unless otherwise provided in the Option Agreement. If the Optionee elects a cashless exercise, then the Optionee shall not be required to pay the Exercise Price and the number of Shares issuable upon such exercise shall equal the excess of the aggregate Value on the date of exercise of the number of Shares that would have been issuable upon exercise of the Option if the Optionee had elected to pay the Exercise Price in cash over the aggregate Exercise Price for such shares, divided by the Value of a single Share on the date of exercise. Upon any exercise of an Option, the Company shall have the right to require the Optionee to remit to the Company, in cash or by certified check, cashier's check, personal check or through the Company's retention of Shares acquired by the Optionee upon the exercise, an amount sufficient to satisfy all federal, state and local withholding tax requirements prior to the delivery by the Company of any certificate for Shares.


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      (d)   Issuance of Certificates. Upon payment of the Exercise Price or cashless exercise , a certificate for the number of Shares shall be delivered to the Optionee by the Company. If listed on a national securities exchange, or reported on NASDAQ, the Company shall not be obligated to deliver any certificates for Shares until (A)(i) such Shares have been listed (or authorized for listing upon official notice of issuance) on each securities exchange upon which outstanding Shares of such class at the time are listed or (ii) if such outstanding Shares are quoted on NASDAQ, such Shares have been approved for quotation thereon and (B) there has been compliance with such laws or regulations as the Company may deem applicable. Without limiting the generality of the foregoing, the Company shall have no obligation to issue Shares upon any exercise of Options unless there is an effective registration statement with the Securities and Exchange Commission with respect to the Shares to be so issued, provided that it may elect to so issue Shares in its sole discretion. The Company shall use its reasonable efforts to effect such listing or reporting and compliance as promptly as practical.

      (e) Periods of Exercise of Options. An Option shall be exercisable in whole or in part for such time as may be stated in the Option Agreement.

      (f) Date of Exercise. The date of exercise of an Option shall be the date on which written notice of exercise is hand delivered or telecopied to the Company, attention: Secretary; provided that the Company shall not be obliged to deliver any certificates for Shares pursuant to the exercise of an Option except in accordance with
            Section 7(c) and 7(d). Each such exercise shall be irrevocable when given. Each notice of exercise must state that cashless exercise is elected or include a statement as to the manner in which payment to the Company shall be made (cash, certified check, cashier's check or personal check).

8.    RIGHTS AS STOCKHOLDERS

      An Optionee shall have no rights as a stockholder with respect to any Shares covered by an Option until the later of the date of valid exercise of such Option an the date on which the conditions to issuance set forth in Sections 7(c) and 7(d) are satisfied.

9.    CHANGES IN CAPITALIZATION

      In the event of a stock dividend, stock split, recapitalization, combination, subdivision, issuance of rights to all stockholders, or other similar corporate change, the Company shall make such adjustment in the aggregate number of Shares that may be issued under the Plan, and the number of Shares subject to, and the Exercise Price of, each then-outstanding Option, as it, in its sole and absolute discretion, deems appropriate.

10.   MERGERS, DISPOSITIONS AND CERTAIN OTHER TRANSACTIONS

      If during the term of any Options, the Company shall be merged into or consolidated with or otherwise combined with another person or entity, or substantially all of the property or stock of the Company is acquired by another person or entity, or there is a divisive reorganization, spin-off or liquidation or partial liquidation of the Company, the Company may choose to take no action with regard to the Options outstanding or to take any of the following courses of action:

      (a) The Company may provide in any agreement with respect to any such merger, consolidation, combination or acquisition that the surviving, new or acquiring corporation shall grant Options to the Optionees to acquire shares in such corporation with respect to which the excess of the fair market value of the shares of such corporation immediately after the consummation of such merger, consolidation, combination or acquisition over the Exercise Price shall not be greater than the excess of the Value of the Shares over the Exercise Price of the Options immediately prior to the consummation of such merger, consolidation, combination or acquisition; or


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      (b)   If the Board shall determine that such action is reasonable under the circumstances, it may give each Optionee the right, immediately prior to the consummation of such merger, consolidation, combination, acquisition, divisive reorganization, spin-off, liquidation or partial liquidation, to exercise his or her Options in whole or in part, without regard to any restrictions on the time of exercise otherwise imposed by Paragraph 7(e) of the Plan pr by the Option Agreement, or the Board may take such other action as it shall determine to be reasonable under the circumstances in order to permit Optionees to realize the value of rights granted to them under the Plan.

11.   PLAN NOT TO AFFECT EMPLOYMENT

      Neither the Plan nor any Option granted thereunder shall confer upon any employee, officer, consultant or other agent, or director of any of the Companies any right to continue in the employment or service of any of the Companies.

12.   INTERPRETATION

      The Board or the Committee shall have the power to interpret the Plan and to adopt, amend and rescind rules for putting the Plan into effect and administering it. The administration, interpretation, construction and application of the Plan and any provisions thereof made by the Board or the Committee shall be final and binding on all Optionees and on any other persons eligible under the provisions of the Plan to participate therein. No member of the Board or Committee shall be liable for any action taken or for any determination made in good faith in connection with the administration, interpretation, construction or application of the Plan. It is intended that the Plan shall qualify for the exemption available under the Rule. The provisions of the Plan shall be interpreted and applied insofar as possible to carry out such intent.

13.   AMENDMENTS

      The Board may amend the Plan from time to time. No outstanding Option shall be affected by any such amendment without the written consent of the Optionee or other person then entitled to exercise such Option.

14.   SECURITIES LAWS

      The Company shall have the power to make each grant under the Plan subject to such conditions as it deems necessary or appropriate to comply with the then existing rules and regulations of the Securities and Exchange Commission.

15.   EFFECTIVE DATE AND TERM OF PLAN

      The Plan shall become effective on the date the Plan is adopted by the Board, and, unless sooner terminated by the Board, shall expire on the date that is ten years after the date on which the Plan is adopted by the Board or the date the Plan is approved by the Company's shareholders, whichever is earlier ("Expiration Date"). No Option may be granted under the Plan following the Expiration Date.

16.   GOVERNING LAW

      The Plan and all matters to which reference is made herein shall be governed by and interpreted in accordance with the laws of the State of Nevada and the federal laws of the United States applicable herein, without regard for choice of law principles.

           By order of the Board of directors of First Ecom.com, Inc.